Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our report, or information contained therein, dated 13th February 2006, prepared for ATP Oil & Gas (UK) Limited in the ATP Oil & Gas Corporation annual report on Form 10-K for the year ended 31st December 2005, and the incorporation by reference to the report prepared by RPS Energy into ATP Oil & Gas Corporation’s previously filed Registration Forms S-3 (Nos. 333-105699 and 333-121662) and on Form S-8 (No. 333-60762).

/s/ F.O. Boundy
RPS Energy

10 March 2006